EXHIBIT 11(ii)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement (No. 33-35827) of The 59 Wall Street Fund, Inc. on behalf of The 59 Wall Street European Equity Fund, The 59 Wall Street Pacific Basin Equity Fund and The 59 Wall Street Small Company Fund (three of the series constituting The 59 Wall Street Fund, Inc.) of our report dated December 17, 1996, relating to U.S. Small Company Portfolio, appearing in the Annual Report to Shareholders of The 59 Wall Street Small Company Fund.


/S/DELOITTE & TOUCHE
Grand Cayman, Cayman Islands
February 28, 1997